Exhibit 99.1

Gulf Island Fabrication, Inc. Receives Letter of Authorization for Fabrication and Integration of the Topsides of a Major Deep-Water Gulf of Mexico Project

HOUMA, La.--(BUSINESS WIRE)--September 20, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today, that through its subsidiary Gulf Marine Fabricators, L.P., it received a Letter of Authorization to enter into a Contract for the fabrication and integration of the topsides of a major deep-water Gulf of Mexico project. The signing of the Contract is contingent upon the sanctioning of the project at a later date. Terms of the Contract including pricing have been finalized.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs, FPSOs, MinDOCs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, brown water towboats, other marine vessels, lift boats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, dry dock and marine repair services, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100